Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 14th day of September, 1997, by and between Q. B. I. ENTERPRISES LTD. (the “Company”) and Ms. Smadar Samirah, Israel I.D. number 022498802 (the “Employee”).

WHEREAS:	The Company desires to employ the Employee as Financial Manager of the Company and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE in consideration of the respective agreements of the parties contained premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1.                          Term

The term of employment of the Employee under this Agreement shall commence on 14th September, 1997, and shall continue until terminated in accordance with the provisions of Section 5 below.

2.                          Employment

(a)                    The Employee shall be employed as Financial Manager of the Company. The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Board of Directors and/or the President & Chief Executive Officer of the Company.

(b)                   The Employee agrees to devote total attention and full time to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder. During the term of this Agreement, the Employee shall not be engaged in any other employment nor engage in any other business activities for any other person, firm or company without the prior written consent of the Company.

(c)                    The Employee’s duties shall be in the nature of management duties that demand a special level of loyalty and accordingly the Law of Work Hours and Rest - 1951 shall not apply to this Agreement. The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

(d)                   The Employee’s regular place of employment is at the Company’s offices in Israel. However, the Employee acknowledges that the Company may, from time to time, direct that his work be performed at other locations.

3.                          Remuneration

(a)                    The Company agrees to pay the Employee during the term of this Agreement a gross salary of NIS 16,000 (Sixteen Thousand New Israel Shekels) per month. Said salary shall be paid in arrears by the 5th day of each month in respect to a preceding month in which the Employee was in employment (hereinafter referred to as the “Salary”).

(b)                   The Salary specified in sub-clause 3(a) includes remuneration for working overtime and on days of rest, and the Employee shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits, unless expressly specified in this Agreement. The Employee acknowledges that the Salary to which he is entitled pursuant to this Agreement constitutes due consideration for him working overtime and on the weekly rest.

(c)                    The Salary will be adjusted from time to time in accordance with the cost of living increments (Index) which apply to all employees in Israel.

(d)                   The Company may, in its sole and exclusive discretion, consider awarding he Employee an annual bonus.

21 January 1998

(e)                    All sums mentioned in this Agreement are pre-tax. The Employee shall bear and pay any and all taxes imposed on his salary and other benefits hereunder.

4.                          Employee Benefits

The Employee shall be entitled to the following benefits:

(a)                    Manager’s Insurance. The Company shall effect a Manager’s Insurance Policy (the “Policy”) for the Employee and shall pay a sum equal to 13.33% of the Employee’s Salary toward such Policy, (of which 8.33% will be on account of severance pay and 5% on account of pension fund payments) and a further 2.5% of the Employee’s Salary on account of disability pension payments. The Company shall deduct 5% from the Employee’s Salary to be paid on behalf of the Employee towards such Policy. Payments by the Company towards the Policy under this Section 4(a) shall be in lieu of any statutory obligations to pay severance pay, subject to the approval of the Minister of Labor under Section 14 of the Severance Pay Law 5723-1963.

(b)                   Further Education Fund Contributions. The Employee is entitled to elect to participate in a further education fund. Should the Employee so elect to participate in such a further education fund, The Company shall pay a sum equal to 7.5% of the Employee’s Salary and shall deduct 2.5% from the Employee’s Salary to be paid on behalf of the Employee toward a further education fund. Use of these funds shall be in accordance with the by-laws of the fund.

(c)                    Sick Leave. The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law - 1976.

(d)                   Vacation. The Employee shall be entitled to an annual vacation of 22 working days at full pay on dates to be coordinated the Company in advance. The Employee shall not be entitled to receive from the Company any Sabbatical Year Leave.

(e)                    Automobile. The Company shall pay the Employee, on a monthly basis, an allowance to cover the cost of:

21 January 1998

(i)                        Comprehensive car insurance;

(ii)                     Compulsory insurance;

(iii)                  Annual Ministry of Transport test;

(iv)                 Travel of 20 km per working day.

(f)                      Stock Options The Employee shall be entitled to options to purchase shares of the Company’s holding company, Quark Biotech Inc. (herein - “Quark”) on the terms of Quark’s Option Plan for Israeli Employees of the Company to be adopted by Quark. From the date of commencement, 40,000 options are granted. From 14th September, 1998, an additional 20,000 options are granted. The exercise price is US$ 0.4 for all the above options granted.

5.                          Termination

(a)                    The Employee’s employment hereunder may be terminated under the following circumstances:

(i)                        Termination for Cause. The Company may terminate the Employee’s employment for Cause. Such termination shall take immediate effect and the Company is not required to serve any prior notice upon the Employee. For purposes of this Agreement, termination for “Cause” shall mean and include: (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the Board of Directors of the Company which involves the business of the Company and was capable of being lawfully performed; and (iii) embezzlement of funds of the Company; (iv) breach of Section 6 and/or 7 below by the Employee; If the employment of the Employee is terminated for cause, then the Employee shall not be entitled to any compensation pursuant to Section 3. The Employee shall be entitled to the amount of severance pay required by law except in cases in which the dismissal of an employee would not entitle the employee to severance pay pursuant to the Severance Pay Law.

(ii)                     Termination for any other reason. Without derogating from sub-section 5(a)(i) above, the Company may terminate the Employee’s employment for any reason whatsoever provided

21 January 1998

that the Employee is given not less than 60 days written notice of termination. During such 60 days period the Employee shall be entitled to compensation pursuant to Section 3. The Employee shall be entitled to the amount of severance pay required by law (subject to the provisions of Section 5(c) below). Notwithstanding the above, it is agreed and accepted by the Employee that during the first six months from the date hereof (herein - “Trial Period”), each of the Company and the Employee shall be entitled to bring this Agreement to an end by the service of written notice thereof carrying immediate effect.

(b)                   The Employee may terminate this agreement and resign from his employment hereunder, provided he has given the Company not less than 60 days written notice During such 60 days period, the Employee shall be entitled to compensation pursuant to Section 3. The Company may waive such notice period (in whole or in part) in which event this Agreement including the Employee’s right to compensation pursuant to Section 3 shall forthwith terminate. Upon termination by the Employee as above, the Employee shall be entitled to the amount of severance pay required by law (subject to the provisions of Section 5(c) below).

(c)                    The Company and Employee agree and acknowledge that in the event the Company transfers ownership of any Employee insurance policy to the Employee, that such transfer shall constitute the payment of any severance pay the Company is required to pay to the Employee pursuant to the Severance Pay Law (5727-1963). The Company agrees not to object to releasing all funds in such Employee insurance policy in the name of the Employee to the Employee except in cases in which the dismissal of an employee would not entitle the employee to severance pay pursuant to the Severance Pay Law.

6.                          Confidentiality & Intellectual Property

(a)                    Proprietary Information. In this Section 6 reference to “Confidential Information” shall include reference to all information which the Company and/or Quark considers to be of a confidential nature, including but not limited to

21 January 1998

trade secrets, know-how, financial data, documentation, graphs, drawings, diagrams, blueprints, records, specifications, technologies, analyses of materials and compounds, processes, techniques, research and test materials, computer programs in human or machine-readable code (including notes, spread-sheets and flowcharts), business and marketing plans and projections, details of arrangements and agreements with third parties, information pertaining to customers and suppliers of the Company and/or Quark, formulae, ideas whether reduced to a material form or otherwise, designs, plans, models and any part thereof and, without derogating from the generality of the foregoing, any material marked or endorsed by or for the Company and/or Quark as “secret” or “confidential”.

(b)                   Non-Disclosure. Employee agrees that, except as directed by the Company and/or by Quark, and in the ordinary course of the business of the Company and/or Quark, Employee will not during or after the Employee’s employment with the Company disclose to any person or use, directly or indirectly for Employee’s own benefit or the benefit of others, the Confidential Information or any part thereof, or permit any person to examine or make copies of any documents which may contain or be derived from the Confidential Information. Employee agrees that the provisions of this Section 6 shall survive the termination of this Agreement and Employee’s employment by the Company, and shall remain in force and binding upon him for a further period of five years after such termination of employment.

(c)                    All intellectual property developed, originated, conceived, written or made by the Employee during the term of his employment with the Company which is in any way connected to the business of the Company and/or Quark shall be wholly-owned by the Company, and the Company shall be entitled to deal therewith as it desires and register said intellectual property (if in any registrable form) in its sole name. The Employee shall assist the Company in everything necessary in order to register its rights in such intellectual property, both inside and outside Israel, and shall execute every document required in such connection even after the termination of his employment with the Company insofar as necessary. The Employee irrevocably appoints the Company as his attorney in his name and on his behalf to

21 January 1998

execute all documents and do all things required in order to give full effect to the provisions of this Section.

7.                          Competitive Activity

(a)                    During the term of this Agreement and for a period of one year from the date of termination of this Agreement for any reason (“the Termination Date”) the Employee will not directly or indirectly:

(i)                        carry on or hold an interest in any company, venture, entity or other business which competes, directly or indirectly, with the Company and/or with Quark (“a Competing Business”), including, without limitation, as shareholder;

(ii)                     act as a consultant or employee or officer or in any managerial capacity in a Competing Business;

(iii)                  solicit, canvass, approach or endeavor to solicit, canvass or approach any person who, to his knowledge, was provided with services by the Company and/or by Quark at any time during the twenty four (24) months immediately prior to the Termination Date, for the purpose of offering services or products which compete, directly or indirectly, with the services or products supplied by the Company and/or by Quark at the Termination Date (“Restricted Services”);

(iv)                 supply in competition with the Company and/or with Quark Restricted Services to any person who, to his knowledge, was provided with services by the Company and/or by Quark at any time during the twenty four (24) months immediately prior to the Termination Date;

(v)                    solicit or entice away or endeavor to solicit or entice away from the Company and/or from Quark any person employed by the Company and/or by Quark at the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity;

21 January 1998

8.                          Notice

For the purpose of this Agreement, notice and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other.

All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt and appropriate acknowledgment.

The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company :	Q. B. I. Enterprises Ltd. PO Box 741, Nes Ziona 74106 Attention: Dr. Daniel Zurr

TEL: 08-9408147 FAX: 08-9406746

The Employee:	Ms. Smadar Samirah Tel Hai Street, 19, Rishon LeZion 75277

TEL: 03-9691430

9.                          Law and Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel. The Courts of Tel-Aviv shall have sole jurisdiction in all matters relating to this Agreement.

10.                    Miscellaneous

(a)                    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

21 January 1998

(b)                   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c)                    This Agreement constitutes the entire agreement between the parties hereto and accordingly supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(d)                   This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(e)                    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representative.

(f)                      The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

21 January 1998

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

Q. B. I. ENTERPRISES LTD.		Ms. Smadar Samirah
By:	/s/ D. Zurr	/s/ Smadar
Name:	D. Zurr
Title:	President

21 January 1998

Appendix to Employment Agreement
Drafted and executed on January 21, 2007

Between:

Q.B.I Enterprises Ltd. At Nes Ziona, P.O. Box 4071 (the “Company”)

And;

Smadar Shakked (I.D 224988902) at 7 Spinoza St., Tel Aviv (the “Employee”)

Whereas, the Employee desires to take a “leave of absence;”

Whereas, The Employee received consent from the Company for taking the “leave of absence” subject to the following terms:

Accordingly, the parties hereto agree as follows:

1.                         Both parties agree that the Employee shall take the leave of absence from December 1, 2006 until August 1, 2007 (the “leave of absence period”). The leave of absence period may be extended/shortened as agreed upon between Company and Employee.

2.                         Both parties agree that during the leave of absence period the employment relationship between the two parties shall be put on hold in a way that the Employee shall not be entitled to receive from the Company during the leave of absence period any payments and/or other allocations put aside by the Company for the benefit of the Employee as part of some kind of fund.

IN WITNESS WHEREOF, the parties have executed this Appendix:

Q.B.I Enterprises Ltd.	Smadar Shakked

/s/ D. Zurr	/s/ Smadar